Exhibit 5.1

May 21, 2019

Ally Financial Inc.

Ally Detroit Center

500 Woodward Ave., Floor 10

Detroit, Michigan 48226

Dear Sirs and Mesdames:

Ally Financial Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-214831) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $750,000,000 aggregate principal amount of the Company’s 3.875% Notes due 2024 (the “Securities”). The Securities are to be sold pursuant to the Underwriting Agreement dated May 16, 2019 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”). The Securities are to be issued pursuant to the provisions of the Indenture, dated as of July 1, 1982, with The Bank of New York, Successor Trustee (the “Trustee”), as amended by a First Supplemental Indenture dated as of April 1, 1986, a Second Supplemental Indenture dated as of June 15, 1987, a Third Supplemental Indenture dated as of September 30, 1996, a Fourth Supplemental Indenture dated as of January 1, 1998, a Fifth Supplemental Indenture dated September 30, 1998 and as further amended by the Trust Indenture Reform Act of 1990 (together, the “Indenture”).

I, as Counsel of the Company, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, I have, without independent inquiry or investigation, assumed that (i) all documents submitted to me as originals are authentic and complete, (ii) all documents submitted to me as copies conform to authentic, complete originals, (iii) all signatures on all documents that I have reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that I have reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that I have reviewed were and are accurate.

Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, I advise you that, in my opinion, when the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that I express no opinion as to, (x) the enforceability of any waiver of rights under any usury or stay law, (y) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

In addition, I have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). I have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that I make no such assumption to the extent that I have specifically opined as to such matters with respect to the Company.

My opinion is limited to matters governed by the laws of the State of New York and the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to my name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ryan J. Rettmann
Ryan J. Rettmann Counsel